Form **8937** (December 2011) Department of the Treasury Internal Revenue Service

Report of Organizational Actions Affecting Basis of Securities

▶ See separate instructions.

OMB No. 1545-2224

Part I Reporting Issuer

1 Issuer's name Deep Well Oil and Gas, Inc.			2 Issuer's employer identification number (EIN) 98-0501168
3 Name of contact for additional information Mr. Curtis Sparrow	4 Telephone No. of contact 780-409-8144		5 Email address of contact N/A
6 Number and street (or P.O. box if mail is not delivered to street address) of contact #700, 10150 - 100 Street			7 City, town, or post office, state, and Zip code of contact Edmonton, Alberta T5J 0P6
8 Date of action September 20, 2013	9 Classification and description Non-Dividend Return of Capital Distribution		
10 CUSIP number 243798105	11 Serial number(s) N/A	12 Ticker symbol DWOG	13 Account number(s) N/A

Part II Organizational Action Attach additional statements if needed. See back of form for additional questions.

14 Describe the organizational action and, if applicable, the date of the action or the date against which shareholders' ownership is measured for the action ▶ On September 20, 2013 (the "Payment Date"), Deep Well Oil & Gas, Inc. paid a $0.07 per common share return of capital distribution to all of its shareholders as of the record date August 16, 2013. Deep Well Oil & Gas, Inc. did not have any earnings or profits (current or accumulated) as of the Payment Date, therefore this distribution is not a dividend.

15 Describe the quantitative effect of the organizational action on the basis of the security in the hands of a U.S. taxpayer as an adjustment per share or as a percentage of old basis ▶ 100% of the cash distribution is a "return of capital". The total non-taxable return of capital of this distribution which was paid to all shareholders was $0.07 per common share.

16 Describe the calculation of the change in basis and the data that supports the calculation, such as the market values of securities and the valuation dates ▶ The basis of each shareholder of record on August 16, 2013 is reduced by the $0.07 per common share. Since each shareholder could have different cost basis to their shares, each shareholder should consult his or her tax advisor.

Part II **Organizational Action** (continued)

17 List the applicable Internal Revenue Code section(s) and subsection(s) upon which the tax treatment is based ▶

The determination of the tax treatment for this return of capital distribution is based sections 301(c)(2) and 316(a) of the Internal Revenue Code.

18 Can any resulting loss be recognized? ▶ Not applicable.

Each shareholders cost basis should be adjusted to reflect the return of capital distribution which may affect the gain or loss realized by the shareholder when they dispose of their shares in the future.

19 Provide any other information necessary to implement the adjustment, such as the reportable tax year ▶

The organizational action described herein is reportable for the 2013 tax year.

Sign Here

Under penalties of perjury, I declare that I have examined this return, including accompanying schedules and statements, and to the best of my knowledge and belief, it is true, correct, and complete. Declaration of preparer (other than officer) is based on all information of which preparer has any knowledge.

Signature ▶ /s/ Curtis Sparrow Date ▶ October 23, 2013

Print your name ▶ Curtis Sparrow Title ▶ Chief Financial Officer

Paid Preparer Use Only				
Print/Type preparer's name	Preparer's signature	Date	Check ☐ if self-employed	PTIN
Firm's name ▶			Firm's EIN ▶	
Firm's address ▶			Phone no.	

Send Form 8937 (including accompanying statements) to: Department of the Treasury, Internal Revenue Service, Ogden, UT 84201-0054